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                                  Exhibit 11
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EXHIBIT 11 - COMPUTATION OF LOSS PER SHARE


                                                             Year ended May 31,
                                                 -----------------------------------------
                                                     1997           1996          1995
                                                 ------------   ------------  ------------
Total weighted average shares outstanding......     6,347,416     5,790,522     3,686,704

Loss before extraordinary item.................  $ (9,030,000)  $(4,820,000)  $(1,437,000)
Extraordinary item, net of income tax benefit..  $ (3,389,000)  $        --   $        --
                                                 ------------   -----------   -----------
Net loss.......................................  $(12,419,000)  $(4,820,000)  $(1,437,000)
Preferred stock dividends......................  $ (2,470,000)  $(1,837,000)  $        --
                                                 ------------   -----------   -----------

Loss applicable to common stock................  $(14,889,000)  $(6,657,000)  $(1,437,000)
                                                 ============   ===========   ===========

Loss per share:
 Loss before extraordinary item................  $      (1.81)  $    ( 1.15)  $     (0.39)
 Extraordinary item............................  $      (0.53)  $        --   $        --
                                                 ------------   -----------   -----------
 Net loss......................................  $      (2.34)  $    ( 1.15)  $     (0.39)
                                                 ============   ===========   ===========

Notes to computation of loss per share:

(1) Common stock equivalent shares issued one year prior to the offering and assumed issued and outstanding for all periods presented under SAB 83 guidance for fiscal years prior to the IPO. Prior to the IPO, the offering price of $4.00 is used in the computation of the average market price. Dilution is
determined using the average market price.   The common equivalent shares for
fiscal year 1996 and 1995 have an anti-dilutive effect on the loss per share and have therefore been excluded from the calculation of loss per share.